EXHIBIT 99.1

KRISPY KREME REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS,
MAINTAINS GUIDANCE AS SIGNIFICANT TURNAROUND PROGRESS CONTINUES

Delivers reduced leverage, expanded Adjusted EBITDA margin, improved cash flow, and international expansion

CHARLOTTE, NC (August 6, 2026) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme”, “KKI”, or the “Company”) today reported financial results for the quarter ended June 28, 2026.

Second Quarter 2026 Highlights (vs Q2 2025)
•Net revenue of $331.0 million declined 12.8%, reflecting our refranchising efforts and the strategic closure of underperforming doors completed in the third quarter of 2025
•Systemwide sales of $497.3 million increased 1.1% in constant currency, and increased 2.6% excluding sales attributable to the now-ended McDonald’s USA partnership
•GAAP net loss of $19.8 million improved $421.3 million
•Adjusted EBITDA of $28.8 million increased 43.2%
•Year-to-date cash provided by operating activities of $10.0 million increased $63.3 million, and free cash flow of $(6.1) million improved $101.3 million, when compared to the first half of 2025

“The second quarter highlighted continued significant progress on our turnaround to strengthen the balance sheet, reduce leverage, and drive sustainable, profitable growth. Demand for our fresh, iconic doughnuts across the U.S. and international markets drove systemwide sales growth of 2.6% excluding the impact of the now-ended McDonald’s USA partnership,” said Krispy Kreme CEO Josh Charlesworth.

“Our results demonstrate the success of the actions we are taking to grow the business and improve profitability, including a significant expansion in Adjusted EBITDA margin of 340 basis points compared to last year. We remain confident in achieving our 2026 financial targets and are maintaining our previously issued guidance.”

Turnaround Plan
The Company’s comprehensive turnaround plan, announced in August 2025, is designed to deleverage the balance sheet and deliver sustainable, profitable growth. The four components of the plan, along with progress on each, are as follows:
1)Refranchising: Improve financial flexibility through refranchising international markets and the joint venture in the western U.S.
a.Completed refranchising of Japan and the joint venture in the western U.S. in March 2026.
2)Improving Return on Invested Capital: Reduce capital intensity by using existing assets and focusing on franchise development.
a.Capital expenditures decreased 70% in the first half of 2026 compared to the year-ago period.
b.Year-to-date, 59 doughnut shops have been opened around the world, nearly all of which are franchised.
c.Entered into agreements for three new international franchise markets year-to-date, including the Netherlands, Estonia, and Mauritius.
3)Expanding Margins: Expand margins through greater operational efficiency, including outsourcing U.S. logistics.
a.Consolidated Adjusted EBITDA margin in the second quarter increased from 5.3% to 8.7% year-over-year, driven by a 370 basis point increase in the U.S. segment.
b.Completed outsourcing of U.S. logistics in April 2026.
4)Driving Sustainable, Profitable Growth: Pursue U.S. growth based upon sustainable and profitable revenue streams. Fresh delivery is inclusive of both Company- and franchise-operated doors.
a.Increased fresh delivery doors by 448 in the U.S. with strategic partners during the first half of 2026.
b.Average revenue per door per week (“APD”) in the second quarter for the U.S. increased 33.2% to approximately $697 year-over-year.

Financial Highlights	Quarter Ended
$ in millions, except per share data	June 28, 2026	June 29, 2025	Change
GAAP:
Net revenue	$331.0	$379.8	(12.8)%
Net loss	$(19.8)	$(441.1)	nm
Net loss attributable to KKI	$(20.3)	$(435.3)	nm
Diluted loss per share	$(0.12)	$(2.55)	$2.43

Non-GAAP (1):
Organic revenue growth	(0.3)%	(0.9)%	60 bps
Adjusted net loss, diluted	$(5.4)	$(25.3)	nm
Adjusted EBITDA	$28.8	$20.1	43.2%
Adjusted EBITDA margin	8.7%	5.3%	340 bps
Adjusted EPS	$(0.03)	$(0.15)	$0.12
nm - not meaningful
(1) Non-GAAP figures. See “Key Performance Indicators and Non-GAAP Measures” and “Reconciliation of Non-GAAP Financial Measures.”

Key Operating Metrics	Quarter Ended
$ in millions	June 28, 2026	June 29, 2025	Change
Global points of access	15,665	18,113	(13.5)%
Sales per hub (U.S.) trailing four quarters(1)	$5.1	$4.9	4.1%
Sales per hub (International) trailing four quarters(2)	$9.5	$9.8	(3.1)%
Digital sales as a percent of retail sales	19.8%	17.9%	190 bps
(1) Includes operations of the joint venture in the western U.S. through the date of deconsolidation of March 23, 2026.
(2) Includes operations of Japan through the date of disposition of March 2, 2026.

Second Quarter 2026 Consolidated Results (vs Q2 2025)
Krispy Kreme’s results reflect continued progress in improving U.S. profitability and wider adoption of the capital-light international franchise model.

Net revenue was $331.0 million in the second quarter of 2026, a decline of 12.8% or $48.8 million. Organic revenue decreased by 0.3%, primarily driven by a decline in global points of access and in the International segment, partially offset by growth in the Market Development segment. Global points of access declined 2,448, or 13.5%, reflecting the strategic closure of underperforming doors, including approximately 2,400 doors attributable to the now-ended McDonald’s USA partnership, that was completed in the third quarter of 2025. Systemwide sales were $497.3 million in U.S. dollars during the second quarter of 2026. Systemwide sales increased 1.1% in constant currency and, excluding the impact of sales from the McDonald’s USA doors in the prior year second quarter, systemwide sales increased 2.6%.

GAAP net loss improved to $19.8 million, compared to the prior year second quarter net loss of $441.1 million. Diluted loss per share improved to $0.12, compared to a diluted loss per share of $2.55. Adjusted net loss was $5.4 million, an improvement from an Adjusted net loss of $25.3 million in the prior year second quarter, and Adjusted EPS was a loss of $(0.03), compared with an Adjusted EPS loss of $(0.15) in the prior year second quarter.

Adjusted EBITDA increased 43.2% to $28.8 million compared to the prior year second quarter. Adjusted EBITDA margin increased to 8.7% from 5.3%, due primarily to productivity initiatives, SG&A savings, and the removal of costs relating to McDonald’s USA.

Diluted weighted average common shares outstanding were 172.6 million, compared to 170.8 million for the prior year second quarter. The reported diluted weighted-average share count reflects basic shares outstanding, as the Company incurred a net loss; approximately 2.0 million and 2.6 million anti-dilutive securities were excluded from the diluted share calculation in the second quarter of 2026 and 2025, respectively.

Second Quarter 2026 Segment Results (vs Q2 2025)
U.S.: In the U.S. segment, net revenue declined by 25.0% to $172.7 million, driven by refranchising efforts associated with our turnaround plan and strategic door closures. Organic revenue increased by 0.1% year-over-year, or 4.4% excluding the impact of McDonald’s USA, reflecting strength of our retail and digital channels and improved APD in fresh delivery.

U.S. Adjusted EBITDA increased by 38.5% to $13.8 million and Adjusted EBITDA margin increased approximately 370 basis points to 8.0%. These results demonstrated meaningful improvement as a result of the turnaround plan initiatives.

International: In the International segment, net revenue decreased by 11.6% to $117.3 million compared to the prior year second quarter, due primarily to refranchising Japan. Organic revenue decreased by 5.1%, primarily due to declines in the U.K. and Australia, partially offset by growth in Canada.

International segment Adjusted EBITDA decreased by 22.2% to $14.2 million driven by the refranchising of Japan. Adjusted EBITDA margin decreased by 160 basis points to 12.1% due to lower Adjusted EBITDA in the U.K. and Australia and the Japan refranchising.

Market Development: In the Market Development segment, net revenue increased by 142.3% to $41.0 million, driven primarily by the impact of refranchising. Organic revenue increased by 14.4%, due primarily to growth in royalty revenues in the Middle East, Japan, and Brazil.

Market Development Adjusted EBITDA increased by 116.7% to $19.4 million. Adjusted EBITDA margin decreased 560 basis points to 47.3%, driven by changes in the regional mix of increased lower-margin U.S. franchised sales, associated with refranchising the western U.S. joint venture with WKS Restaurant Group and the Japan refranchising.

Balance Sheet and Capital Expenditures
During the first half of 2026, the Company spent $16.1 million, or 4.9% of net revenue, on capital expenditures, as the Company continues to primarily invest in repairs and maintenance of existing infrastructure, while leveraging excess capacity for growth where available. Year to date, the Company’s capital expenditures are down 70.2% versus $54.1 million in the first half of 2025.

As of the end of the second quarter of 2026, the Company’s net leverage ratio was 5.4x, reflecting a 1.3x reduction compared to the fourth quarter of 2025. The Company had total available liquidity of $263.9 million as of June 27, 2026, which includes $21.8 million of cash and cash equivalents as well as undrawn capacity of $242.1 million under its credit facilities. The Company remains in compliance with all financial covenants as of June 28, 2026.

Refranchising
Krispy Kreme continues to pursue its goal of two to three international refranchising deals in 2026 and has already completed the refranchising of Japan. In addition, the Company completed the refranchising of the western U.S. joint venture with WKS Restaurant Group. Through evaluation of additional refranchising opportunities, Krispy Kreme remains focused on identifying the right partners both in international markets and the U.S. to maximize value and position the Company for long-term growth.

For fiscal 2025, approximately 25% of the Company’s systemwide sales came from franchise-operated locations. Currently, approximately 42% of systemwide sales are generated through franchised locations. Through additional refranchising efforts, the Company’s goal remains to reach approximately 50% of systemwide sales generated by franchisees beginning fiscal 2027.

2026 Financial Outlook
The Company is maintaining its previously provided annual financial guidance, which includes the impact of the refranchising transactions described above but does not include additional transactions in 2026:
•Net revenue of $1.25 billion to $1.35 billion
•Systemwide sales up 2% to 4% year-over-year in constant currency
•Open at least 100 shops, nearly all of which are expected to be franchised
•Adjusted EBITDA(1) of $140 million to $150 million
•Capital expenditures of $50 million to $60 million
•Free cash flow(1) of more than $15 million
•Net leverage ratio(1) below 5.5x

(1) Non-GAAP figures. The Company does not reconcile forward-looking non-GAAP measures. See “Key Performance Indicators and Non-GAAP Measures.”

Definitions
The following definitions apply to terms used throughout this press release:
•Systemwide Sales: Reflects global sales in U.S. dollars on a nominal basis of all Krispy Kreme products, whether by the Company or franchisees, excluding mix, equipment, and royalty revenue. Sales from franchisees are reported to the Company by such franchisees and are not included in Company revenues. Growth in systemwide sales represents the change in one period from the same period in the prior year on a constant currency basis. The Company believes systemwide sales information is important because it is indicative of the health of the Company’s brand and aids in understanding the Company’s financial performance.
•Global Points of Access: Reflects all locations at which fresh doughnuts can be purchased. We define global points of access to include all Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, and fresh delivery doors (which includes Krispy Kreme branded cabinets and merchandising units within high traffic grocery and convenience stores, quick service or fast casual restaurants, club memberships, and drug stores), and other points at which fresh doughnuts can be purchased at both Company-owned and franchise locations as of the end of the applicable reporting period. We monitor global points of access as a metric that informs the growth of our omni-channel presence over time and believe this metric is useful to investors to understand our footprint in each of our segments and by asset type.
•Hubs: Reflects locations where fresh doughnuts are produced and processed for sale at any global point of access. We define hubs to include self-sustaining Hot Light Theater Shops and Doughnut Factories, at both Company-owned and franchise locations as of the end of the applicable reporting period.
•Hubs with Spokes: Reflects hubs currently producing fresh doughnuts for other Fresh Shops, Carts and Food Trucks, or fresh delivery doors, and excludes hubs not currently producing fresh doughnuts for other shops, Carts and Food Trucks, or fresh delivery doors.
•Sales Per Hub: Sales per hub equals fresh revenues from hubs with spokes, divided by the average number of hubs with spokes at the end of each of the five most recent quarters.
•Fresh Revenues from Hubs with Spokes: Fresh revenues is a measure focused on the Krispy Kreme doughnut business and includes product sales generated from our Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, fresh delivery doors, and digital channels and excludes sales from Cookie Bakeries and Branded Sweet Treats (through the date of the Insomnia Cookies Holdings, LLC (“Insomnia Cookies”) deconsolidation and Branded Sweet Treats exit, respectively). Fresh revenues from hubs with spokes equals the fresh revenues derived from hubs with spokes.
•Free Cash Flow: Defined as cash provided by operating activities less purchases of property and equipment.

Conference Call
Krispy Kreme will host a public conference call and webcast at 8:00 AM Eastern Time today to discuss its results for the second quarter 2026. A slide presentation will be available prior to the start time on the investor relations section of the Company’s website at investors.krispykreme.com.

To listen to the live webcast and Q&A, visit the Krispy Kreme investor relations website at investors.krispykreme.com. A replay of the webcast will be available on the website within 24 hours after the call. This earnings release and related materials will also be available on the investor relations section of the Company’s website.

About Krispy Kreme
Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in more than 40 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing digital business. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme and www.X.com/KrispyKreme.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of forward-looking terminology, including terms such as “plan,” “believe,” “may,” “continue,” “guidance,” “outlook,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “pursue,” “strive,” “look forward,” or the negative of these words, comparable terminology, or other references to future periods; however, statements may be forward-looking whether or not these terms or their negatives are used. Forward-looking statements are not a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our actual results could differ materially from the forward-looking statements included in this press release. We consider the assumptions and estimates on which forward-looking statements are based to be reasonable, but they are subject to various risks and uncertainties relating to our operations, financial results, financial conditions, business, prospects, future plans and strategies, projections, liquidity, the economy, and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors could cause our actual results to differ materially from those contained in forward-looking statements including, without limitation: food safety issues, including risks of food-borne illnesses, tampering, contamination, and cross-contamination; impacts from any material failure, inadequacy, or interruption of our information technology systems, including breaches or failures of such systems or other cybersecurity or data security-related incidents; our ability to execute our business strategy, including our turnaround plan and growth through international development with strategic partners and profitable expansion of our fresh delivery and digital channels; our ability to realize the anticipated benefits from past or potential future strategic transactions (including refranchising); failure by our franchisees, subfranchisees, or third-party service providers to operate effectively and in compliance with our standards and applicable law; any harm to our reputation or brand image; negative impacts on our business due to changes in consumer spending habits, consumer preferences, or demographic trends; our ability to open new and maintain existing shops and points of access both domestically and internationally; disruptions to our and our franchisees’ supply chain, including the loss of or failure to perform by single-source or limited suppliers, vendors, distributors, or manufacturers; our significant indebtedness and our ability to meet the financial and other covenants under our credit facilities; changes in the cost of raw materials and fuel or other commodities, including due to import and export requirements (including tariffs), inflation, fluctuations in foreign exchange rates, or heightened geopolitical tensions (including the recent Iran conflict); our ability to recruit and retain key personnel; failure to develop or maintain effective internal control over financial reporting or disclosure controls and procedures; adverse regulatory actions or publicity concerning food or occupational safety, food quality, health, and other issues or regulatory investigations, enforcement actions, or material litigation; and other risks and uncertainties described under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”) and in other filings the Company makes from time to time with the SEC. These forward-looking statements are made only as of the date of this document, and we undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events, or otherwise, except as may be required by law.

Key Performance Indicators and Non-GAAP Measures
This press release includes certain financial information that is not presented in conformity with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP and operating measures include organic revenue growth/(decline), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net loss, diluted, Adjusted EPS, free cash flow, net debt, fresh revenue from hubs with spokes, sales per hub and systemwide sales. We believe these non-GAAP and operating measures are useful in evaluating our operating performance. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying business, and they are consistent with how business performance is planned, reported and assessed internally by management and the Company’s Board of Directors. We monitor the key business metrics and non-GAAP metrics set forth herein to help us evaluate our business and growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts, and assess operational efficiencies. These non-GAAP and operating measures are not standardized, and it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than we do or may not calculate them at all. Additionally, the non-GAAP financial measures are not measurements of financial performance under GAAP or a substitute for results reported under GAAP. In order to facilitate a clear understanding of our consolidated historical operating results, we urge you to review our non-GAAP financial measures in conjunction with the Company’s financial statements and not to rely on any single financial measure.

The Company does not provide reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those reflected in our reconciliation of historic numbers. The variability of these items is unpredictable and may have a significant impact on the forward-looking non-GAAP financial measures presented.

See “Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

Krispy Kreme, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Quarter Ended		Two Quarters Ended
	June 28, 2026 (13 weeks)	June 29, 2025 (13 weeks)	June 28, 2026 (26 weeks)	June 29, 2025 (26 weeks)
Net revenues
Product sales	$315,674	$371,377	$673,112	$737,856
Royalties and other revenues	15,321	8,390	24,917	17,095
Total net revenues	330,995	379,767	698,029	754,951
Product and distribution costs	86,037	92,627	174,367	183,363
Operating expenses	158,869	210,712	346,975	409,555
Selling, general and administrative expense	53,695	62,920	111,728	122,325
Marketing expenses	11,086	12,185	21,205	22,424
Pre-opening costs	—	1,471	194	2,400
Goodwill and other asset impairments	4,238	406,932	6,126	407,094
Gain on refranchising, net	—	—	(8,885)	—
Other income (expense), net	1,039	(8,311)	1,798	(7,073)
Depreciation and amortization expense	27,007	35,782	59,122	69,683
Operating loss	(10,976)	(434,551)	(14,601)	(454,820)
Interest expense, net	13,375	16,696	28,999	32,892
Loss on divestiture of Insomnia Cookies	—	11,501	—	11,501
Other non-operating income, net	(261)	(1,177)	(420)	(1,570)
Loss before income taxes	(24,090)	(461,571)	(43,180)	(497,643)
Income tax expense/(benefit)	(4,259)	(20,453)	(676)	(23,120)
Net loss	(19,831)	(441,118)	(42,504)	(474,523)
Net income/(loss) attributable to noncontrolling interest	480	(5,858)	591	(5,979)
Net loss attributable to Krispy Kreme, Inc.	$(20,311)	$(435,260)	$(43,095)	$(468,544)
Net loss per share:
Common stock — Basic	$(0.12)	$(2.55)	$(0.28)	$(2.77)
Common stock — Diluted	$(0.12)	$(2.55)	$(0.28)	$(2.77)
Weighted average shares outstanding:
Basic	172,578	170,802	172,299	170,546
Diluted	172,578	170,802	172,299	170,546

Krispy Kreme, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	As of
	(Unaudited) June 28, 2026	December 28, 2025
ASSETS
Current assets:
Cash and cash equivalents	$21,825	$42,390
Restricted cash	317	501
Accounts receivable, net	77,411	61,611
Inventories	28,666	26,877
Taxes receivable	14,161	10,854
Current assets held for sale	2,273	13,294
Prepaid expense and other current assets	20,766	18,927
Total current assets	165,419	174,454
Property and equipment, net	375,652	460,935
Goodwill, net	669,745	712,264
Other intangible assets, net	727,725	797,749
Operating lease right of use assets, net	350,029	395,523
Investments in unconsolidated entities	21,947	7,413
Noncurrent assets held for sale	—	31,056
Other assets	52,806	13,565
Total assets	$2,363,323	$2,592,959
LIABILITIES, MEZZANINE EQUITY, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$71,036	$65,977
Current operating lease liabilities	46,951	51,213
Accounts payable	148,502	134,384
Accrued liabilities	91,634	99,805
Current liabilities held for sale	—	13,535
Structured payables	106,998	92,366
Total current liabilities	465,121	457,280
Long-term debt, less current portion	794,214	911,852
Noncurrent operating lease liabilities	351,011	395,895
Deferred income taxes, net	93,802	96,236
Noncurrent liabilities held for sale	—	11,816
Other long-term obligations and deferred credits	39,396	42,919
Total liabilities	1,743,544	1,915,998
Commitments and contingencies
Mezzanine equity:
Redeemable noncontrolling interest	—	24,181
Total mezzanine equity	—	24,181
Shareholders’ equity:
Common stock, $0.01 par value; 300,000 shares authorized as of both June 28, 2026 and December 28, 2025; 172,744 and 171,555 shares issued and outstanding as of June 28, 2026 and December 28, 2025, respectively	1,725	1,716
Additional paid-in capital	1,474,652	1,473,644
Shareholder note receivable	(1,139)	(1,791)
Accumulated other comprehensive income/(loss), net of income tax	7,299	(2,059)
Retained deficit	(864,482)	(821,387)
Total shareholders’ equity attributable to Krispy Kreme, Inc.	618,055	650,123
Noncontrolling interest	1,724	2,657
Total shareholders’ equity	619,779	652,780
Total liabilities, mezzanine equity, and shareholders’ equity	$2,363,323	$2,592,959

Krispy Kreme, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Quarter Ended		Two Quarters Ended
	June 28, 2026 (13 weeks)	June 29, 2025 (13 weeks)	June 28, 2026 (26 weeks)	June 29, 2025 (26 weeks)
CASH FLOWS PROVIDED BY/(USED FOR) OPERATING ACTIVITIES:
Net loss	$(19,831)	$(441,118)	$(42,504)	$(474,523)
Adjustments to reconcile net loss to net cash provided by/(used for) operating activities:
Depreciation and amortization expense	27,008	35,782	59,123	69,683
Deferred and other income taxes	(4,248)	(20,117)	(4,957)	(30,785)
Goodwill impairment	—	355,958	—	355,958
Other asset impairments and lease termination charges	4,236	50,974	6,125	51,136
Loss on disposal of property and equipment	942	214	1,400	403
(Gain)/loss on divestiture of Insomnia Cookies	—	11,501	—	11,501
Gain on refranchising, net	—	—	(8,885)	—
Gain on acquisition of equity method investment	(416)	—	(416)	—
Gain on sale-leaseback	—	(6,749)	—	(6,749)
Share-based compensation	3,287	4,634	7,926	7,237
Change in accounts and notes receivable allowances	2,915	784	3,349	986
Inventory write-off	10	647	(4)	1,495
Other	(661)	999	(128)	2,224
Change in operating assets and liabilities, excluding business acquisitions and divestitures, and foreign currency translation adjustments:
Accounts Receivable	(27,643)	11,782	(27,741)	10,503
Inventories	(2,316)	(2,330)	(7,034)	(6,446)
Accounts Payable	13,933	(27,051)	41	(38,393)
Other current and non-current assets	(2,020)	(1,621)	36,533	9,083
Operating lease assets and liabilities	(1,229)	(6,163)	(6,254)	(3,269)
Accrued liabilities	(664)	(530)	4,067	(12,626)
Other long-term obligations and deferred credits	(3,508)	(139)	(10,680)	(795)
Net cash provided by/(used for) operating activities	(10,205)	(32,543)	9,961	(53,377)
CASH FLOWS PROVIDED BY/(USED FOR) INVESTING ACTIVITIES:
Purchase of property and equipment	(7,313)	(28,209)	(16,097)	(54,106)
Proceeds from disposals of assets	228	13	252	—
Proceeds from sale-leaseback	—	10,882	—	10,882
Net proceeds from refranchising transactions	—	—	111,411	—
Purchase/proceeds of equity method investment	129	(2,140)	129	(2,140)
Purchase of minority interests	—	75,000	—	75,000
Net proceeds from divestiture of Insomnia Cookies	—	—	(2,600)	—
Principal payments received from loans to franchisees	—	1,202	—	1,202
Purchase of redeemable noncontrolling interest	(25,106)	—	(25,106)	—
Other investing activities	—	—	—	99
Net cash provided by/(used for) investing activities	(32,062)	56,748	67,989	30,937
CASH FLOWS (USED FOR)/PROVIDED BY FINANCING ACTIVITIES:
Proceeds from the issuance of debt	48,000	334,400	120,750	516,900
Repayment of long-term debt and lease obligations	(74,494)	(370,272)	(234,173)	(485,894)
Payment of financing costs	—	(825)	—	(825)
Proceeds from structured payables	61,236	79,144	118,634	198,052
Payments on structured payables	(45,417)	(56,360)	(104,067)	(199,228)
Capital contribution by shareholders, net of loans issued	132	—	262	—
Distribution to shareholders	—	(5,973)	—	(11,934)
Payments for repurchase and retirement of common stock	(125)	(664)	(527)	(787)
Distribution to noncontrolling interest	(131)	—	219	(36)
Net cash (used for)/provided by financing activities	(10,799)	(20,550)	(98,902)	16,248
Effect of exchange rate changes on cash, cash equivalents and restricted cash	500	(999)	203	(1,300)
Net decrease in cash, cash equivalents and restricted cash	(52,566)	2,656	(20,749)	(7,492)
Cash, cash equivalents and restricted cash at beginning of period	74,708	19,167	42,891	29,315
Cash, cash equivalents and restricted cash at end of period	$22,142	$21,823	$22,142	$21,823

Net cash provided by/(used for) operating activities	$(10,205)	$(32,543)	$9,961	$(53,377)
Less: Purchase of property and equipment	(7,313)	(28,209)	(16,097)	(54,106)
Free cash flow	$(17,518)	$(60,752)	$(6,136)	$(107,483)

Krispy Kreme, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(in thousands, except per share amounts)

We define “Adjusted EBITDA” as earnings before interest expense, net, income tax expense, and depreciation and amortization, with further adjustments for share-based compensation, certain strategic initiatives, acquisition and integration expenses, and certain other non-recurring, infrequent, or non-core income and expense items. Adjusted EBITDA, both on a consolidated and at the segment level, is a principal metric that management uses to monitor and evaluate operating performance and provides a consistent benchmark for comparison across reporting periods. “Adjusted EBITDA margin” reflects Adjusted EBITDA as a percentage of net revenues.
We define “Adjusted net loss, diluted” as net loss attributable to common shareholders, Adjusted for interest expense, share-based compensation, certain strategic initiatives, acquisition and integration expenses, amortization of acquisition-related intangibles, the tax impact of adjustments, and certain other non-recurring, infrequent, or non-core income and expense items. “Adjusted EPS” is Adjusted net loss, diluted converted to a per share amount.
Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net loss, diluted, and Adjusted EPS have certain limitations, including adjustments for income and expense items that are required by GAAP. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as share-based compensation. Our presentation of these non-GAAP measures should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using these non-GAAP measures supplementally.

	Quarter Ended		Two Quarters Ended
(in thousands)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net loss	$(19,831)	$(441,118)	$(42,504)	$(474,523)
Interest expense, net	13,375	16,696	28,999	32,892
Income tax expense/(benefit)	(4,259)	(20,453)	(676)	(23,120)
Share-based compensation	3,287	4,634	7,926	7,237
Employer payroll taxes related to share-based compensation	55	91	72	257
Loss on divestiture of Insomnia Cookies	—	11,501	—	11,501
Goodwill impairment	—	355,958	—	355,958
Other non-operating income, net(1)	(261)	(1,177)	(420)	(1,570)
Strategic initiatives(2)	3,119	22,867	10,319	25,220
Acquisition and integration expenses(3)	2,002	(182)	2,002	(111)
New market penetration expenses(4)	—	245	—	320
Shop closure expenses, net(5)	2,657	35,723	2,689	35,995
Restructuring and severance expenses(6)	33	4,839	427	4,947
Gain on sale-leaseback	—	(6,749)	—	(6,749)
Gain on refranchising(7)	—	—	(8,885)	—
Other(8)	1,622	1,454	2,831	6,154
Amortization of acquisition related intangibles(9)	6,156	7,830	13,964	15,491
Consolidated Adjusted EBIT	$7,955	$(7,841)	$16,744	$(10,101)
Depreciation expense and amortization of right of use assets	20,851	27,952	45,158	54,192
Consolidated Adjusted EBITDA	$28,806	$20,111	$61,902	$44,091

	Quarter Ended		Two Quarters Ended
(in thousands)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Segment Adjusted EBITDA:
U.S.	$13,752	$9,930	$39,301	$25,841
International	14,182	18,221	28,654	33,118
Market Development	19,386	8,948	31,020	19,995
Corporate	(18,513)	(16,988)	(37,073)	(34,863)
Consolidated Adjusted EBITDA	$28,807	$20,111	$61,902	$44,091

	Quarter Ended		Two Quarters Ended
(in thousands, except per share amounts)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net loss	$(19,831)	$(441,118)	$(42,504)	$(474,523)
Share-based compensation	3,287	4,634	7,926	7,237
Employer payroll taxes related to share-based compensation	55	91	72	257
(Gain)/loss on divestiture of Insomnia Cookies	—	11,501	—	11,501
Goodwill impairment	—	355,958	—	355,958
Other non-operating income, net (1)	(261)	(1,177)	(420)	(1,570)
Strategic initiatives (2)	3,119	22,867	10,319	25,220
Acquisition and integration expenses (3)	2,002	(182)	2,002	(111)
New market penetration expenses (4)	—	245	—	320
Shop closure expenses, net (5)	2,657	35,723	2,689	35,995
Restructuring and severance expenses (6)	33	4,839	427	4,947
Gain on sale-leaseback	—	(6,749)	—	(6,749)
Gain on refranchising (7)	—	—	(8,885)	—
Other (8)	1,622	1,454	2,831	6,154
Amortization of acquisition related intangibles (9)	6,156	7,830	13,964	15,491
Tax impact of adjustments (10)	(3,588)	(27,081)	(164)	(20,251)
Tax specific adjustments (11)	(127)	—	(802)	—
Net (income)/loss attributable to noncontrolling interest	(480)	5,858	(591)	5,979
Adjusted net loss attributable to common shareholders - Basic	$(5,356)	$(25,307)	$(13,136)	$(34,145)
Additional income attributed to noncontrolling interest due to subsidiary potential common shares	—	—	—	—
Adjusted net loss attributable to common shareholders - Diluted	$(5,356)	$(25,307)	$(13,136)	$(34,145)
Basic weighted average common shares outstanding	172,578	170,802	172,299	170,546
Dilutive effect of outstanding common stock options, RSUs, and PSUs	—	—	—	—
Diluted weighted average common shares outstanding	172,578	170,802	172,299	170,546
Adjusted net loss per share attributable to common shareholders:
Basic	$(0.03)	$(0.15)	$(0.08)	$(0.20)
Diluted	$(0.03)	$(0.15)	$(0.08)	$(0.20)
(1)Primarily foreign translation gains and losses in each period. The quarter and two quarters ended June 29, 2025 also consists of equity method income from Insomnia Cookies following the divestiture of a controlling interest in Insomnia Cookies during fiscal 2024 until the sale of our remaining interest in the second quarter of fiscal 2025.
(2)The quarter and two quarters ended June 28, 2026 consists primarily of $2.1 million and $6.3 million, respectively, of costs associated with the evaluation and execution of refranchising certain equity markets as well as $1.3 million and $4.2 million, respectively, in costs associated with the transition to third party logistics in the U.S.; of that amount $1.7 million and $3.3 million, respectively, is related to non-cash impairments. The quarter and two quarters ended June 29, 2025 consists primarily of $20.9 million and $23.3 million, respectively, of costs associated with preparing for and executing the U.S. national expansion (including McDonald’s).
(3)Consists of acquisition and integration-related costs in connection with the Company’s business and franchise acquisitions, including legal, due diligence, and advisory fees incurred in connection with acquisition and integration-related activities for the applicable period.
(4)Consists of start-up costs associated with entry into new countries in which the Company’s brands had not previously operated, including Brazil and Spain.
(5)Includes lease termination costs, impairment charges, and loss on disposal of property, plant and equipment.
(6)The quarter and two quarters ended June 28, 2026 consist primarily of costs associated with restructuring the Australia and New Zealand business. The quarter and two quarters ended June 29, 2025 consist primarily of costs associated with restructuring of the U.S. and U.K. businesses.
(7)Includes gains and losses on the deconsolidation of assets and liabilities associated with the refranchising of Krispy Kreme shops.
(8)The quarter and two quarters ended June 28, 2026 consists primarily of $0.8 million and $1.6 million, respectively, of legal fees primarily related to shareholder derivative litigation. The quarter and two quarters ended June 29, 2025 consists primarily of $0.9 million and $5.3 million, respectively, in costs related to remediation of the 2024 Cybersecurity Incident, including fees for cybersecurity experts and other advisors.
(9)Consists of amortization related to acquired intangible assets as reflected within depreciation and amortization in the Condensed Consolidated Statements of Operations.
(10)Tax impact of adjustments calculated applying the applicable statutory rates. The quarter and two quarters ended June 28, 2026 and June 29, 2025 also include the impact of disallowed executive compensation expense.
(11)Consists of the recognition of previously unrecognized tax benefits unrelated to ongoing operations of $0.1 million and $0.8 million for the quarter and two quarters ended June 28, 2026.

Krispy Kreme, Inc.
Segment Reporting (Unaudited)
(in thousands, except percentages or otherwise stated)

	Quarter Ended		Two Quarters Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net revenues:
U.S.	$172,680	$230,099	$394,230	$466,643
International	117,342	132,755	242,600	252,390
Market Development	40,973	16,913	61,199	35,918
Total net revenues	$330,995	$379,767	$698,029	$754,951
Organic revenue growth/(decline) measures our revenue growth trends excluding the impact of acquisitions, divestitures, and foreign currency, and we believe it is useful for investors to understand the expansion of our global footprint through internal efforts. We define “organic revenue growth/(decline)” as the growth/(decline) in revenues, excluding (i) the impact of revenues of acquired shops owned by us for less than 12 months following their acquisition, (ii) the impact of foreign currency exchange rate changes, (iii) the impact of shop closures related to restructuring programs, (iv) the impact of the divestiture of shops through refranchising, and (v) the impact of revenues generated during the 53rd week for those fiscal years that have a 53rd week based on our fiscal calendar.

Q2 2026 Organic Revenue (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in second quarter of fiscal 2026	$172,680	$117,342	$40,973	$330,995
Total net revenues in second quarter of fiscal 2025	230,099	132,755	16,913	379,767
Total net revenues (decline)/growth	(57,419)	(15,413)	24,060	(48,772)
Total net revenues (decline)/growth %	-25.0%	-11.6%	142.3%	-12.8%
Less: Impact of refranchising	(57,526)	(16,342)	17,990	(55,878)
Adjusted net revenues in second quarter of fiscal 2025	172,573	116,413	34,903	323,889
Adjusted net revenue (decline)/growth	107	929	6,070	7,106
Adjusted net revenue (decline)/growth %	0.1%	0.8%	17.4%	2.2%
Impact of acquisitions	—	—	(1,039)	(1,039)
Impact of foreign currency translation	—	(6,893)	(3)	(6,896)
Organic revenue (decline)/growth	$107	$(5,964)	$5,028	$(829)
Organic revenue (decline)/growth %	0.1%	-5.1%	14.4%	-0.3%

Fresh revenues from hubs with spokes and sales per hub are defined above.

	Trailing Four Quarters Ended	Fiscal Year Ended
(in thousands, unless otherwise stated)	June 28, 2026	December 28, 2025	December 29, 2024
U.S.:
Revenues	$841,204	$913,050	$1,058,736
Non-fresh revenues (1)	(2,600)	(2,454)	(3,161)
Fresh revenues from Insomnia Cookies and hubs without spokes (2)	(139,782)	(154,151)	(307,665)
Fresh revenues from hubs with spokes	698,822	756,445	747,910
Sales per hub (millions) (3)	5.1	4.7	4.9

International:
Fresh revenues from hubs with spokes (4)	$525,301	$535,088	$519,102
Sales per hub (millions) (5)	9.5	9.7	9.9
(1)Includes licensing royalties from customers for use of the Krispy Kreme brand.
(2)Includes Insomnia Cookies revenues (through the date of deconsolidation of July 14, 2024) and Fresh revenues generated by Hubs without Spokes.
(3)Includes operations of the joint venture in the western U.S. through the date of deconsolidation of March 23, 2026.
(4)Total International net revenues is equal to fresh revenues from hubs with spokes for that business segment.
(5)International sales per hub comparative data has been restated in constant currency based on current exchange rates and includes operations of Japan through the date of disposition of March 2, 2026.

Krispy Kreme, Inc.
Global Points of Access (Unaudited)

	Global Points of Access
	Quarter Ended		Fiscal Year Ended
	June 28, 2026	June 29, 2025	December 28, 2025
U.S.: (1)
Hot Light Theater Shops	176	239	235
Fresh Shops	46	68	68
Fresh Delivery Doors(2)	6,186	9,869	7,160
Total	6,408	10,176	7,463
International: (1)
Hot Light Theater Shops	47	50	52
Fresh Shops	448	524	527
Carts, Food Trucks, and Other(3)	17	17	18
Fresh Delivery Doors	3,899	4,669	4,225
Total	4,411	5,260	4,822
Market Development: (1)
Hot Light Theater Shops	180	110	113
Fresh Shops	1,273	1,111	1,130
Carts, Food Trucks, and Other(3)	32	30	29
Fresh Delivery Doors	3,361	1,426	1,637
Total	4,846	2,677	2,909
Total Global Points of Access (as defined)	15,665	18,113	15,194
Total Hot Light Theater Shops	403	399	400
Total Fresh Shops	1,767	1,703	1,725
Total Shops	2,170	2,102	2,125
Total Carts, Food Trucks, and Other	49	47	47
Total Fresh Delivery Doors (2)	13,446	15,964	13,022
Total Global Points of Access (as defined)	15,665	18,113	15,194
(1)During the first quarter of fiscal 2026, certain points of access moved from the U.S. and International segments to the Market Development segment.
(2)During fiscal 2025 we exited approximately 2,400 McDonald’s USA fresh delivery doors related to termination of the Business Relationship Agreement with McDonald’s USA.
(3)Carts and Food Trucks are non-producing, mobile (typically on wheels) facilities without walls or a door where product is received from a Hot Light Theater Shop or Doughnut Factory. Other includes a vending machine. Points of access in this category are primarily found in international locations in airports and train stations.

Krispy Kreme, Inc.
Global Hubs (Unaudited)

	Hubs
	Quarter Ended		Fiscal Year Ended
	June 28, 2026	June 29, 2025	December 28, 2025
U.S.: (1)
Hot Light Theater Shops (2)	154	235	223
Doughnut Factories	6	6	6
Total	160	241	229
Hubs with Spokes	100	161	159
Hubs without Spokes	60	80	70
International: (1)
Hot Light Theater Shops (2)	41	41	43
Doughnut Factories	11	14	14
Total	52	55	57
Hubs with Spokes	52	55	57
Market Development: (1)
Hot Light Theater Shops (2)	174	108	111
Doughnut Factories	31	26	26
Total	205	134	137
Total Hubs (3)	417	430	423
(1)During the first quarter of fiscal 2026, certain hubs moved from the U.S. and International segments to the Market Development segment.
(2)Includes only Hot Light Theater Shops and excludes Mini Theaters. A Mini Theater is a spoke location that produces some doughnuts for itself and also receives doughnuts from another producing location.
(3)The decrease in total Hubs is driven by Hub optimization in the U.S.

Krispy Kreme, Inc.
Net Debt and Leverage (Unaudited)
(in thousands, except leverage ratio)

	As of
	(Unaudited) June 28, 2026		December 28, 2025
Current portion of long-term debt	$71,036		$65,977
Long-term debt, less current portion	794,214		911,852
Total long-term debt, including debt issuance costs	865,250		977,829
Add back: Debt issuance costs	2,234		2,904
Total long-term debt, excluding debt issuance costs	867,484		980,733
Less: Cash and cash equivalents	(21,825)		(42,390)
Net debt	$845,659		$938,343
Adjusted EBITDA - trailing four quarters	158,044		140,253
Net leverage ratio	5.4	x	6.7	x
Category: Financial News

Investor Relations and Media
Steve West
Vice President, Investor Relations
investors@krispykreme.com

ICR for Krispy Kreme, Inc.
krispykreme@icrinc.com
Source: Krispy Kreme